CONTACT GOLD CORP.

RESTRICTED SHARE UNIT PLAN

PART 1

GENERAL PROVISIONS

Establishment and Purpose

1.1           The Company hereby establishes a Restricted share unit plan known as the “Contact Gold Restricted Share Unit Plan.”

1.2           The purpose of this Plan is to allow for certain discretionary bonuses and similar awards as an incentive and reward for selected Eligible Persons related to the achievement of long-term financial and strategic objectives of the Company and the resulting increases in shareholder value. This Plan is intended to promote a greater alignment of interests between the shareholders of the Company and the selected Eligible Persons by providing an opportunity to participate in increases in the value of the Company.

Definitions

1.3           In this Plan:

(a)     Affiliate means any corporation which is an affiliate, as such term is used in the Canada Business Corporations Act, of the Company;

(b)     Associates has the meaning ascribed thereto in the Securities Act (Ontario);

(c)     Applicable Withholding Tax has the meaning set forth in §3.9;

(d)     Award Agreement means a written agreement evidencing the grant of a Restricted Share Unit;

(e)     Award Payout means the applicable Share issuance in respect of a vested Restricted Share Unit pursuant and subject to the terms and conditions of this Plan and the applicable Award Agreement;

(f)     Board means the Board of Directors of the Company;

(g)     Change of Control in respect of any Recipient has the meaning ascribed to such term (in a relevant context) in either i) the Recipient’s then existing employment agreement with the Company, ii) the Recipient’s then existing Change of Control letter agreement with the Company or, if no meaning is so ascribed, means the acquisition by any person or by any person and its joint actors (as such term is defined in the Securities Act), whether directly or indirectly, of voting securities (as such term is defined in Securities Act) of the Company which, when added to all of the voting securities of the Company at the time held by such person and its joint actors, totals for the first time not less than 50% of the outstanding voting securities of the Company;

(h)     Code means the United States Internal Revenue Code of 1986, as amended.

(i)     Committee means the Compensation Committee of the Board or other committee of the Board, consisting of not less than three directors, to whom the authority of the Board is delegated in accordance with §1.5;

(j)     Company means Contact Gold Corp., and includes any successor company thereto;

(k)     DSU Plan means the Deferred Share Unit Plan of the Company;

(l)     Eligible Person means any person who is an Employee or Officer;

(m)     Employee means an employee of the Company or of a Related Entity;

(n)     Expiry Date means December 31 of the third calendar year after the Grant Date, or such earlier date as may be established by the Board and set forth in an applicable Award Agreement;

(o)     Fair Market Value means, as at a particular date, for the purpose of calculating the applicable Vesting Date Value and Award Payout,

(i)      if the Shares are listed on the TSXV, the volume weighted average price per Share traded on the TSXV over the last five trading days preceding that date,

(ii)     if the Shares are not listed on the TSXV, the value established by the Board based on the volume weighted average price per Share traded on any other public exchange on which the Shares are listed over the same period, or

(iii)     if the Shares are not listed on any public exchange, the value per Share established by the Board based on its determination of the fair value of a Share;

(p)     Grant Date means the date of grant of any Restricted Share Unit;

(q)     IFRS means the International Financial Reporting Standards as adopted by the Accounting Standards Board of Canada;

(r)     Insider means any insider, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of the Company, other than a person who falls within that definition solely by virtue of being a director or senior officer of an Affiliate, and includes any Associate of any such insider;

(s)     Just Cause means termination of Recipient’s employment without notice or pay in lieu of notice for reasons including (but not limited to):

(i)     the Recipient’s wilful failure to follow the Company’s instructions or to perform the reasonable duties assigned to the Recipient by the Company;

(ii)     the Recipient’s wilful misconduct or fundamental breach of any of the provisions of any employment agreement;

(iii)     any conduct by the Recipient that brings the Recipient or the Company into disrepute; and

(iv)     any other matter constituting just cause at common law.

(t)     Officer means an individual who is an officer of the Company or of a Related Entity as an appointee of the Board or the board of directors of the Related Entity, as the case may be;

(u)     Restricted Share Unit means a right granted under this Plan to receive the Award Payout on the terms contained in this Plan;

(v)     Plan means this Contact Gold Restricted Share Unit Plan, as amended from time to time;

(w)     Recipient means an Eligible Person who may be granted Restricted Share Units from time to time under this Plan;

(x)     Related Entity means a person that is controlled by the Company. For the purposes of this Plan, a person (first person) is considered to control another person (second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of

(i)     ownership of or direction over voting securities in the second person,

(ii)     a written agreement or indenture,

(iii)     being the general partner or controlling the general partner of the second person, or

(iv)     being a trustee of the second person;

(y)     Required Approvals has the meaning contained in §1.7.

(z)     Retirement means, with respect to a Recipient, the early or normal retirement of the Recipient within the meaning of the pension plan of the Company for salaried employees, whether or not such Recipient is a member of that pension plan, or, if the Company does not have such a plan, the date on which the Recipient reaches age 65;

(aa)     Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, as amended from time to time;

(bb)     Share means a Common share in the capital of the Company as from time to time constituted;

(cc)     Termination means, with respect to a Recipient, that the Recipient has ceased to be an Eligible Person, other than as a result of Retirement, and has ceased to fulfil any other role as employee or officer of the Company or any Related Entity, including as a result of termination of employment, resignation from employment, removal as an officer, death or Total Disability;

(dd)     Termination Date means the date of Termination of a Recipient and, in the case of a Recipient who is an Employee, where the employment is terminated by the Company or a Related Entity, as applicable, whether wrongful or for Just Cause or otherwise, such date shall be the date notice of Termination is provided;

(ee)     Total Disability means, with respect to a Recipient, that, solely because of disease or injury, within the meaning of the long-term disability plan of the Company, the Recipient is deemed by a qualified physician selected by the Company to be unable to work at any occupation which the Recipient is reasonably qualified to perform;

(ff)     Trigger Date means, with respect to a Restricted Share Unit, the date set by the Board in the applicable Award Agreement, and if no date is set by the Board, then December 1 of the third calendar year following the Grant Date of the Restricted Share Unit;

(gg)     TSXV means The TSX Venture Exchange

(hh)     United States means the United States of America, its territories and possessions and any state of the United States;

(ii)     U.S. Taxpayer means any Recipient who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) or is otherwise subject to income taxation under the laws of the United States; and

(jj)     Vesting Date Value means the notional value, as at a particular date, of the Fair Market Value of one Share.

Administration

1.4           The Board will, in its sole and absolute discretion, but taking into account relevant corporate, securities and tax laws,

(a)     interpret and administer this Plan,

(b)     establish, amend and rescind any rules and regulations relating to this Plan, and

(c)     make any other determinations that the Board deems necessary or appropriate for the administration of this Plan;

provided that nothing in this §1.4 shall permit the Board to amend this Plan to allow the grant of Restricted Share Units to non-employee directors without obtaining Shareholder approval of such amendment. The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or appropriate. Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned. All expenses of administration of this Plan will be borne by the Company.

Delegation to Committee

1.5           All of the powers exercisable hereunder by the Board may, to the extent permitted by law and as determined by a resolution of the Board, be delegated to a Committee including, without limiting the generality of the foregoing, those referred to under §1.4) .

Incorporation of Terms of Plan

1.6           Subject to specific variations approved by the Board and set forth in an Award Agreement, all terms and conditions set out herein will be incorporated into and form part of each Restricted Share Unit granted under this Plan.

Effective Date

1.7           This Plan will be effective on •, 2017. The Board may, in its discretion, at any time, and from time to time, issue Restricted Share Units to Eligible Persons as it determines appropriate under this Plan. However, any such issued Restricted Share Units may not be paid out in Shares in any event until receipt of the necessary approvals from shareholders of the Company, the TSXV, and any other regulatory bodies (the “Required Approvals”).

Maximum Number of Shares and Maximum Award Value

1.8           The aggregate number of Shares available for issuance from treasury under this Plan and the DSU Plan, in the aggregate, subject to adjustment pursuant to §2.8, shall not exceed 5% of the issued and outstanding Common Shares of the Corporation from time to time and, in combination with all security-based compensation arrangements of the Corporation, will not exceed 10% of the issued and outstanding Common Shares of the Corporation from time to time. Any Shares subject to a Restricted Share Unit which has been granted under the Plan and which is settled, cancelled or terminated in accordance with the terms of the Plan shall again be available under the Plan.

1.9           The maximum number of Shares issuable to Insiders pursuant to the Plan, together with any Shares issuable pursuant to any other security based compensation arrangement, at any time, shall not exceed 10% of the total number of outstanding Shares.

PART 2

AWARDS UNDER THIS PLAN

Recipients

2.1           Only Eligible Persons are eligible to participate in this Plan and receive one or more Restricted Share Units. Restricted Share Units that may be granted hereunder to a particular Eligible Person in a calendar year will (subject to any applicable terms and conditions) represent a right to a bonus or similar award to be received for services rendered by such Eligible Person to the Company or a Related Entity, as the case may be, in the Company’s or the Related Entity’s fiscal year ending in, or coincident with, such calendar year.

Grant

2.2           The Board may, in its discretion, at any time, and from time to time, grant Restricted Share Units to Eligible Persons as it determines is appropriate, subject to the limitations set out in this Plan. In making such grants the Board may, in its sole discretion but subject to §2.4, in addition to Performance Conditions set out below, impose such conditions on the vesting of the Restricted Share Units as it sees fit, including imposing a vesting period on grants of Restricted Share Units

Performance Conditions

2.3           At the time a grant of a Restricted Share Unit is made, the Board may, in its sole discretion, establish such performance conditions for the vesting of Restricted Share Units as may be specified by the Committee in the applicable Award Agreement (the “Performance Conditions”). The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any Performance Conditions, and may exercise its discretion to reduce the amounts payable under any Award Agreement subject to Performance Conditions. The Board may determine that a Restricted Share Unit shall vest in whole or in part upon achievement of any one performance condition or that two or more Performance Conditions must be achieved prior to the vesting of a Restricted Share Unit. Performance Conditions may differ for Restricted Share Units granted to any one Grantee or to different Grantees.

Vesting

2.4           Except as otherwise provided in §§ 3.5, 3.6 or 3.7 or elsewhere in this Plan, Restricted Share Units issued under this Plan will vest on the Trigger Date provided that any applicable Performance Conditions have been satisfied on or before the Trigger Date and provided further, that the Recipient has continued to be an Employee or Officer until the applicable Trigger Date. For the avoidance of doubt, the term “vest” or “vested” as pertaining to U.S. Taxpayers under this Plan shall mean that a Restricted Share Unit is no longer subject to a “substantial risk of forfeiture” as such term is defined in Section 409A(d)(4) of the Code and Section 1.409A -1(d)(1) of the Treasury Regulations promulgated by the United States Treasury Department.

No Restricted Share Unit will remain outstanding for any period which exceeds the Expiry Date of such Restricted Share Unit.

Forfeiture and Cancellation Upon Expiry Date

2.5           Restricted Share Units which do not vest on or before the Expiry Date of such Restricted Share Unit will be automatically cancelled, without further act or formality and without compensation. Any Restricted Share Units granted to a U.S. Taxpayer which do not vest either as a result of termination of employment or services prior to the Trigger Date or as a result of a failure to satisfy any applicable Performance Conditions as of the applicable time will be automatically cancelled, without further act or formality and without compensation, as of the earlier of the termination of employment or services or the Trigger Date.

Account

2.6           Restricted Share Units issued pursuant to this Plan (including fractional Restricted Share Units, computed to three digits) will be credited to a notional account maintained for each Recipient by the Company for the purposes of facilitating the determination of amounts that may become payable hereunder. A written confirmation of the number of Restricted Share Units in each Recipient’s account will be sent by the Company to the Recipient upon request of the Recipient.

Dividend Equivalents

2.7           On any date on which a cash dividend is paid on Shares, a Recipient’s account will be credited with the number and type of Restricted Share Units (including fractional Restricted Share Units, computed to three digits) calculated by

(a)     multiplying the amount of the dividend per Share by the aggregate number of Restricted Share Units that were credited to the Eligible Person’s notional account as of the record date for payment of the dividend, and

(b)     dividing the amount obtained in §(a) by the Fair Market Value on the date on which the dividend is paid.

Any additional Restricted Share Units resulting from the application of this §2.7 shall become vested and payable at the same time that the Restricted Share Units under §2.7(a), to which such new Restricted Share Units are allocable, become vested and payable. The new Restricted Share Units shall be allocable pro-rata to the Restricted Share Units under §2.7(a) .

Adjustments and Reorganizations

2.8           In the event of any dividend paid in shares, share subdivision, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Company assets to shareholders, or any other change in the capital of the Company affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Restricted Share Units outstanding under this Plan, any proportionate adjustments as it considers appropriate to reflect that change.

Notice and Acknowledgement

2.9           No certificates will be issued with respect to the Restricted Share Units issued under this Plan, unless and until Shares are actually issued upon settlement of the Restricted Share Unit. Each Eligible Person will, prior to being granted any Restricted Share Units, deliver to the Company a signed acknowledgement substantially in the form of Schedule “A” to this Plan.

PART 3

PAYMENTS UNDER THIS PLAN

Payment of Restricted Share Units

3.1           Subject to the terms of this Plan and, in particular, §3.9 of this Plan, the Company will pay out vested Restricted Share Units issued under this Plan by paying or issuing (net of any Applicable Withholding Tax) to such Recipient, on or subsequent to the Trigger Date but no later than the Expiry Date of such Vested Restricted Share Unit, or, with respect to Restricted Share Units held by a U.S. Taxpayer, no later than thirty (30) days after the Trigger Date (or any earlier date upon which the Restricted Share Unit is no longer subject to a substantial risk of forfeiture under Section 409A of the Code), an Award Payout of either:

(a)     subject to receipt of the Required Approvals, one Share for such whole vested Restricted Share Unit. Fractional Shares shall not be issued and where a Recipient would be entitled to receive a fractional Share in respect of any fractional vested Restricted Share Unit, the Company shall pay to such Recipient, in lieu of such factional Share, cash equal to the Vesting Date Value as at the Trigger Date of such fractional Share. Each Share issued by the Company pursuant to this Plan shall be issued as fully paid and non-assessable, or

(b)     if the Company has not received the Required Approvals or is prohibited from issuing Shares pursuant to §3.2, a cash amount equal to the Vesting Date Value as at the Trigger Date of such vested Restricted Share Unit.

Limitation on Issuance of Shares to Insiders

3.2           Notwithstanding anything in this Plan, the Company shall not issue Shares under this Plan to any Eligible Person who is an Insider of the Company where such issuance would result in:

(a)     the total number of Shares issuable at any time under this Plan to Insiders, or when combined with all other Shares issuable to Insiders under any other equity compensation arrangements then in place, exceeding 10% of the total number of issued and outstanding equity securities of the Company on a non-diluted basis; and

(b)     the total number of Shares that may be issued to Insiders during any one year period under this Plan, or when combined with all other Shares issued to Insiders under any other equity compensation arrangements then in place, exceeding 10% of the total number of issued and outstanding equity securities of the Company on a non diluted basis.

Where the Company is precluded by this §3.2 from issuing Shares to an Insider of the Company, the Company will pay to the relevant Insider a cash Award Payout in an amount equal to the Vesting Date Value as at the Trigger Date of the Restricted Share Unit.

Consultants and Advisors

3.3           The Board may engage such consultants and advisors as it considers appropriate, including compensation or human resources consultants or advisors, to provide advice and assistance in determining the amounts to be paid under this Plan and other amounts and values to be determined hereunder or in respect of this Plan including, without limitation, those related to a particular Fair Market Value.

Cancellation on Termination for Just Cause or Resignation

3.4           Subject to §§3.5, 3.6 and §3.7 of this Plan, unless the Board at any time otherwise determines, all unvested Restricted Share Units held by any Recipient and all rights in respect thereof will be automatically cancelled, without further act or formality and without compensation, immediately in the event of a Termination arising from the termination of employment or removal from service by the Company or a Related Entity for Just Cause, or for the resignation of a Recipient.

Retirement, Total Disability, Death and Termination Without Cause

3.5           Except as provided in §3.6 with respect to a Recipient who is a U.S. Taxpayer, if any Recipient (other than a U.S. Taxpayer) ceases to be an Eligible Person for any of the following reasons, unvested Restricted Share Units will continue to remain outstanding and vest in accordance with the terms of this Plan for a period of sixty (60) days after the Termination Date as if such person was an Eligible Person:

(a)     Retirement of the Recipient;

(b)     death or Total Disability of a Recipient; and

(c)     the Termination of employment or removal from service by the Company or a Related Entity without cause.

Any Restricted Share Units granted to such Recipient which have not become vested Restricted Share Units on or before the date that is sixty (60) days from the Termination Date shall terminate and become null and void as of such date.

Total Disability and Death and Termination Without Cause for U.S. Taxpayers

3.6           Unless otherwise provided in an applicable Award Agreement, if a Recipient who is a U.S. Taxpayer ceases to be an Eligible Person as a result of the following events:

(a)     death or Total Disability;

(b)     the Termination of employment or removal from service by the Company or a Related Entity without cause,

then, any Restricted Share Units granted to such Recipient that are then outstanding but unvested shall become fully vested as of the occurrence of such event. The Award Payout for all Restricted Share Units that become vested under this §3.6 shall be made within thirty (30) days after such Restricted Share Units first became vested.

Termination on Change of Control

3.7           Notwithstanding anything else in this Plan, all unvested Restricted Share Units held by any Recipient will automatically vest, without further act or formality, immediately in the event of a Termination arising from the resignation or cessation of employment or service by the Recipient based on a material reduction or change in position, duties or remuneration of the Recipient at any time within 12 months after the occurrence of a Change of Control (the “Early Trigger Date”). Notwithstanding the foregoing, with respect to Restricted Share Units granted to a U.S. Taxpayer, such an Early Trigger Date will occur only if the resignation or cessation of employment or service by the Recipient within 12 months after the occurrence of a Change of Control is based on a material reduction in base compensation or material adverse change in the Recipient’s authority, duties or responsibilities during such period, without the Recipient’s consent, provided that the Recipient notifies the Company in writing of the existence of such circumstance within sixty (60) days of the initial existence of such circumstance and the Company does not remedy such circumstance within thirty (30) days of the Recipient’s notice.

3.8           Upon the occurrence of an Early Trigger Date of this Plan, the Company will pay out on such vested Restricted Share Units issued under this Plan and by paying (net of any Applicable Withholding Tax) to such Recipient on or subsequent to the Early Trigger Date, but no later than 10 days after the Early Trigger Date, an Award Payout in an amount equal to the Vesting Date Value as at the Early Trigger Date of such Restricted Share Units. Payments in respect of Restricted Share Units credited to the accounts of persons who are deceased will be made to or for the benefit of the legal representative of such person in accordance with §3.1.

Tax Matters and Applicable Withholding Tax

3.9           The Company does not assume any responsibility for or in respect of the tax consequences of the receipt by Recipients of Restricted Share Units, or payments received by Recipients pursuant to this Plan. The Company or relevant Related Entity, as applicable, is authorized to deduct such taxes and other amounts as it may be required or permitted by law to withhold (“Applicable Withholding Tax”), in such manner (including, without limitation, by withholding or selling Shares otherwise issuable to Recipients, on such terms as the Company determines) as it determines so as to ensure that it will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, or the remittance of tax or other obligations. The Company or relevant Related Entity, as applicable, may require Recipients, as a condition of receiving amounts to be paid to them under this Plan, to deliver undertakings to, or indemnities in favour of, the Company or Related Entity, as applicable, respecting the payment by such Recipients of applicable income or other taxes.

PART 4

MISCELLANEOUS

Compliance with Applicable Laws

4.1           The issuance by the Company of any Restricted Share Units and its obligation to make any payments hereunder is subject to compliance with all applicable laws. As a condition of participating in this Plan, each Recipient agrees to comply with all such applicable laws and agrees to furnish to the Company all information and undertakings as may be required to permit compliance with such applicable laws. The Company will have no obligation under this Plan, or otherwise, to grant any Restricted Share Unit or make any payment under this Plan in violation of any applicable laws. In addition, any certificates representing Restricted Share Units or Shares issued in the United States shall bear a legend restricting transfer under United States federal state securities laws.

Non-Transferability

4.2           Restricted Share Units and all other rights, benefits or interests in this Plan are non-transferable and may not be pledged or assigned or encumbered in any way and are not subject to attachment or garnishment, except that if a Recipient dies the legal representatives of the Recipient will be entitled to receive the amount of any payment otherwise payable to the Recipient hereunder in accordance with the provisions hereof.

No Right to Service

4.3           Neither participation in this Plan nor any action under this Plan will be construed to give any Eligible Person or Recipient a right to be retained in the service or to continue in the employment of the Company or any Related Entity, or affect in any way the right of the Company or any Related Entity to terminate his or her employment at any time.

Successors and Assigns

4.4           This Plan will enure to the benefit of and be binding upon the respective legal representatives of the Eligible Person.

Plan Amendment

4.5           The Board may amend this Plan as it deems necessary or appropriate, subject to the requirements of applicable laws, but no amendment will, without the consent of the Recipient or unless required by law, adversely affect the rights of a Recipient with respect to Restricted Share Units to which the Recipient is then entitled under this Plan.

4.6           The Board may, without notice, at any time and from time to time, and without shareholder approval, amend the Plan or any provisions thereof in such manner as the Board, in its sole discretion, determines appropriate, including, without limitation:

(a)     for the purposes of making formal minor or technical modifications to any of the provisions of the Plan;(b) to correct any ambiguity, defective provision, error or omission in the provisions of the Plan;

(b)     to change the vesting provisions of Restricted Share Units;

(c)     to change the termination provisions of Restricted Share Units or the Plan which does not entail an extension beyond the original Expiry Date of the Restricted Share Units; or

(d)     to make any amendments necessary or advisable because of any change in Applicable Law;

provided, however, that no such amendment of the Plan may be made without the consent of each affected Recipient in the Plan if such amendment would adversely affect the rights of such affected Recipient(s) under the Plan.

Plan Termination

4.7           The Board may terminate this Plan at any time, but no termination will, without the consent of the Recipient or unless required by law, adversely affect the rights of a Recipient with respect to Restricted Share Units to which the Recipient is then entitled under this Plan. In no event will a termination of this Plan accelerate the vesting of Restricted Share Units or the time at which a Recipient would otherwise be entitled to receive any payment in respect of Restricted Share Units hereunder.

Governing Law

4.8           This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein.

Reorganization of the Company

4.9           The existence of this Plan or Restricted Share Units will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or to create or issue any bonds, debentures, Shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

No Shareholder Rights

4.10           Restricted Share Units are not considered to be Shares or securities of the Company, and a Recipient who is issued Restricted Share Units will not, as such, be entitled to receive notice of or to attend any shareholders’ meeting of the Company, nor entitled to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, and will not be considered the owner of Shares by virtue of such issuance of Restricted Share Units.

No Other Benefit

4.11           No amount will be paid to, or in respect of, a Recipient under this Plan to compensate for a downward fluctuation in the Fair Market Value or price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Recipient for such purpose.

Unfunded Plan

4.12           For greater certainty, this Plan will be an unfunded plan, including for tax purposes and for purposes of the Employee Retirement Income Security Act (United States). Any Recipient to which Restricted Share Units are credited to his or her account or holding Restricted Share Units or related accruals under this Plan will have the status of a general unsecured creditor of the Company with respect to any relevant rights that may arise thereunder.

U.S. Code Section 409A for U.S. Taxpayers

It is intended that all Award Payouts made under the Plan to U.S. Taxpayers shall be exempt from Section 409A of the Code as a short-term deferral within the meaning of Section 1.409A -1(b)(4) of the Treasury Regulations. Towards that end, each Restricted Share Unit granted under the Plan to U.S. Taxpayers shall be construed to contain such terms as will qualify the Restricted Stock Unit for such exemption from Section 409A of the Code. Notwithstanding the foregoing, however, the Company shall not be liable to any Recipient or any beneficiary of a Recipient if any Restricted Share Unit under this Plan or any payment thereunder is subject to Section 409A of the Code or the Recipient or any beneficiary of a Recipient is otherwise subject to any additional tax, interest or penalty for failure to comply with Section 409A of the Code.

SCHEDULE “A”

CONTACT GOLD CORP.

RESTRICTED SHARE UNIT PLAN

Contact Gold Corp. (the “Company”) hereby confirms the grant to the undersigned Recipient of Restricted Share Units (“Units”) described in the table below pursuant to the Company’s Restricted Share Unit Plan (the “Plan”), a copy of which Plan has been provided to the undersigned Recipient.

No. of Units	Trigger Date and any Performance Conditions	Expiry Date

DATED
____________________, 20____.

CONTACT GOLD CORP.

Per:
Authorized Signatory

The undersigned hereby accepts such grant, acknowledges being a Recipient under the Plan, agrees to be bound by the provisions thereof and agrees that the Plan will be effective as an agreement between the Company and the undersigned with respect to the Units granted or otherwise issued to him or her.

DATED ____________________, 20____.

Witness (Signature)

Name (please print)

Recipient’s Signature
Address

City, Province	Name of Recipient (print)

Occupation